Exhibit 4.4

____________________________________________________________________________

PERKINELMER, INC.

$500,000,000 5.00% Senior Notes due 2021

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 22, 2011

to

Indenture Dated as of October 25, 2011

U.S. Bank National Association, as Trustee
____________________________________________________________________________

This SECOND SUPPLEMENTAL INDENTURE, dated as of December 22, 2011 (this “Supplemental Indenture”), to the Indenture, dated as of October 25, 2011 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 25, 2011 (the “First Supplemental Indenture”) (such Base Indenture, as supplemented by the First Supplemental Indenture, the “Existing Indenture”), between PERKINELMER, INC., a Massachusetts corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”) (the Existing Indenture, as supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered (a) the Base Indenture to provide for the issuance by the Company from time to time of its debentures, notes or other evidences of Indebtedness (in the Base Indenture and herein called the “Securities”), unlimited as to principal amount, to be issued in one or more series and (b) the First Supplemental Indenture in order to establish the form and terms of, and to provide for the creation and issuance of, the Company's series of Securities designated as the “5.00% Senior Notes due 2021” (the “Notes”);

WHEREAS, Section 8.01(d) of the Base Indenture provides, among other things, that the Company and the Trustee may, without the consent of the holders of the Notes (the “Holders”), enter into indentures supplemental to the Base Indenture to conform the Base Indenture or any supplemental indenture to the Description of the Securities set forth in any prospectus or prospectus supplement related to such series of Securities;

WHEREAS, Section 8.01(j) of the Base Indenture provides that the Company and the Trustee may, without the consent of the Holders, enter into indentures supplemental to the Base Indenture to make any other change that does not adversely affect the interests of the Holders in any material respect;

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Supplemental Indenture to confer certain rights upon the Holders of the Notes and thereby conform the Existing Indenture to the Description of the Notes set forth in the Prospectus Supplement, dated October 20, 2011, relating to the Notes; and

WHEREAS, all action on the part of the Company necessary to make this Supplemental Indenture a valid, binding and legal agreement of the Company has been duly taken;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01 Application of this Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture are expressly and solely for the benefit of the Notes.

Section 1.02 Effect of Supplemental Indenture.

With respect to the Notes only, the Existing Indenture and the Notes shall be amended and supplemented pursuant to Sections 8.01(d) and (j) of the Base Indenture so that, notwithstanding any other provisions of the Existing Indenture or the Notes, the provisions of Article II of this Supplemental Indenture shall be given full force and effect.

ARTICLE II

EVENTS OF DEFAULT

Section 2.01 Events of Default. With respect to the Notes only, Section 5.01 of the Base Indenture shall be amended and restated in its entirety as follows:

Event of Default Defined; Acceleration of Maturity; Waiver of Default. “Event of Default”, with respect to the Notes wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b) default in the payment of all or any part of the principal on any of the Notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise, and the continuance of such default; or

(c) default in the performance, or breach, of any covenant or warranty of the Issuer in respect of the Notes (other than a default specified in clauses (a) or (b) above) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) (1) a default by the Issuer or any of its Subsidiaries in the payment of any principal at maturity of any Indebtedness (other than the Notes) aggregating more than $50,000,000 in principal amount, when due and payable after giving effect to any applicable grace period; or (2) a default by the Issuer or any of its Subsidiaries in the performance of any other term or provision of any Indebtedness (other than the Notes) aggregating more than $50,000,000 in principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged within a period of 30 days after there has been given to the Issuer by the Trustee or given to the

Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or defaults; provided, however, that if the default under such Indebtedness is cured, or waived by the holders of the Indebtedness, in each case as permitted by the governing instrument, then the event of default caused by such default will be deemed likewise to be cured or waived; or

(e) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or for all or substantially all of its property and assets or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(f) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, custodian, trustee or sequestrator (or similar official) of the Issuer or for any substantial part of its property and assets, or make any general assignment for the benefit of creditors.

If an Event of Default described in clauses (a), (b), (c) or (d) occurs and is continuing, then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding hereunder, by notice in writing to the Issuer (and also to the Trustee if given by Holders), may declare the entire principal of all of the Notes and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (e) or (f) occurs and is continuing, then and in each and every such case, the entire principal of all the Notes then outstanding and interest accrued thereon, if any, shall become immediately due and payable.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation of the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein-then and in every such case the Holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults with respect to all the Notes and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

ARTICLE III

MISCELLANEOUS

Section 3.01 Definitions.

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Indenture.

Section 3.02 Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Supplemental Indenture by the Trust Indenture Act, the required or deemed to be included provision shall control.

Section 3.03 Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

PerkinElmer, Inc.
940 Winter Street
Waltham, MA 02451
Attention: General Counsel
Facsimile: (781) 663-5970

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
1899 Pennsylvania Avenue NW
Washington, DC 20006
Attention: Erika L. Robinson
Facsimile: (202) 663-6363

if to the Trustee:

U.S. Bank National Association
Corporate Trust Services
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Earl W. Dennison, Jr., Vice President
Facsimile: (617) 603-6667

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 3.04 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 No Personal Liability of Directors, etc.

Without limiting the provisions of Section 11.01 of the Base Indenture, none of the Company's directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Company's obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 3.06 Successors.

All agreements of the Company in the Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

Section 3.07 Multiple Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 3.08 Table of Contents; Headings.

The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.09 Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.10 Adoption, Ratification and Confirmation.

The Existing Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to duly executed as of the date first written above.

PERKINELMER, INC.

By:	/S/ JOHN L. HEALY
Name:	John L. Healy
Title:	Assistant Secretary

US BANK NATIONAL ASSOCIATION, as Trustee

By:	/S/ EARL W. DENNISON, JR.
Name:	Earl W. Dennison, Jr.
Title:	Vice President